Sub-Item 77K:  Changes in registrant's certifying accountant

The independent accountants previously engaged as the principal accountant to audit the Trust's financial statements were KPMG LLP. On August 15, 2001,

KPMG LLP resigned as Registrant's independent auditors upon conclusion of their audit of the Trust's financial statements for the year ended

April 30, 2001.   The Registrant's Independent Trustees participated in and

approved the decision to change independent accountants. The reports of

KPMG LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years and through

August 15, 2001, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of

KPMG LLP, would have caused them to make reference thereto in their report on the financial statements for such years.

The Registrant has requested that KPMG LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated July 1, 2002 is filed with this Exhibit to Form NSAR-A.

On October 29, 2001, the Board of Trustees approved Ernst & Young LLP to serve as the Trust's independent auditors effective October 29, 2001.